Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Genius Brands International, Inc. (the “Company”) of our report dated March 30, 2020, relating to the consolidated financial statements of Genius Brands International, Inc. (which expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Genius Brands International, Inc. for the year ended December 31, 2019.

We also consent to the reference to our firm under the caption “Experts” in the prospectus, which is part of the Registration Statement.

/s/ Squar Milner LLP

Los Angeles, California

June 26, 2020